Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-195202) pertaining to the Amended and Restated Zep Inc. 2010 Omnibus Incentive Plan,

(2) Registration Statement (Form S-8 No. 333-147157) pertaining to the Zep Inc. Employee Stock Purchase Plan, Zep Inc. Long-Term Incentive Plan, Zep Inc. Nonemployee Director Deferred Compensation Plan, Zep Inc. Supplemental Deferred Savings Plan, and Zep Inc. 401(k) Plan, and

(3) Registration Statement (Form S-3 No. 333-186093) pertaining to the registration of $300,000,000 of common stock, preferred stock, preferred stock purchase rights, depositary shares, debt securities, warrants, purchase contracts and units of Zep Inc.;

of our reports dated November 12, 2014, with respect to the consolidated financial statements and schedule of Zep Inc. and the effectiveness of internal control over financial reporting of Zep Inc. included in this Annual Report (Form 10-K) of Zep Inc. for the year ended August 31, 2014.

/s/ Ernst & Young LLP

Atlanta, Georgia
November 12, 2014